Exhibit 99.1

ZELTIQ Reports Preliminary Fourth Quarter and Full Year 2013 Revenue

Ships 1,000,000th CoolSculpting® Cycle

Announces New CoolSmooth™ Applicator

•	Fourth quarter revenue in the range of $35 million to $36 million, up approximately 91% year-over-year

•	Full year 2013 revenue in the range of $111 million to $112 million, up approximately 46% year-over-year

•	Over 260 systems shipped in the fourth quarter, up 117% year-over-year and 44% sequentially

•	Total global system installed base of nearly 2,200

PLEASANTON, CA (January 13, 2014) – ZELTIQ®, (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, announced today preliminary unaudited revenue for the fourth quarter and full year 2013.

ZELTIQ anticipates total net revenue for the fourth quarter 2013 to be in the range of $35 million to $36 million, compared to total net revenue for the fourth quarter 2012 of $18.6 million. ZELTIQ anticipates fourth quarter 2013 North America sales to represent approximately 80% of total worldwide revenue and for consumable sales to represent approximately 40% of total worldwide revenue. ZELTIQ anticipates total net revenue for the full year 2013 to be in the range of $111 million to $112 million, compared to total net revenue for the full year 2012 of $76.2 million. ZELTIQ expects a full year 2013 cash burn of approximately $3 million compared to a cash burn of $25.3 million for the full year 2012.

Mark Foley, President and Chief Executive Officer, said, “The fourth quarter of 2013 completes a record-breaking year of growth and cross-functional achievements for ZELTIQ, as we continued to expand our leadership position in the non-invasive fat reduction marketplace. Our success, and the resulting turn around in our business, can be attributed to the five key initiatives that we outlined at the beginning of the year – technology validation, management changes, sales force bifurcation, optimized marketing strategy, and investment in R&D. We continue to experience more predictable revenue growth giving us further conviction in our strategy and in our ability to leverage CoolSculpting’s differentiated technology. In addition, programs such as Treatment to Transformation™ and CoolSculpting University have combined to deliver outstanding patient outcomes and expand our network of expert clinicians while CoolConnect™ has enabled us to collect point of sale data that is being used to help our customers market and grow their CoolSculpting business. As we further refine these programs in 2014, we believe they will continue to drive our growth and contribute to bringing new patients into the channel. Additionally, we are pleased with our progress on the R&D front and expect to introduce a revolutionary new applicator, CoolSmooth™, early in the second quarter. CoolSmooth is a non-suction based, flat applicator that conforms to the body thus increasing our ability to provide customizable approaches for non-invasive fat reduction.”

Mr. Foley continued, “Our organization has executed incredibly well and is focused on further penetrating and expanding a still largely untapped market for non-invasive fat reduction. Even with the higher than expected performance in the quarter, we are comfortable with maintaining our previously stated expectations for full year 2014 total revenue growth of approximately 15%-20% due to the confidence we have in our people, technology and strategy. Also, I am very pleased with the financial discipline we demonstrated by significantly reducing our cash burn in 2013 as we transformed the organization and evaluated a number of new initiatives designed to increase our market penetration. We remain very well capitalized and expect to exit 2013 with approximately $56 million in cash. As we move into 2014, and based on the traction we are experiencing in the marketplace, we expect to increase investments in several growth initiatives such as our sales force, international expansion, and marketing programs. We are optimistic that this next round of programs will help drive better than expected growth, yet even with these investments and consistent with our prior comments, we still expect to generate cash by the middle of 2014. Lastly, we recently shipped our 1,000,000th CoolSculpting cycle. Achievement of this significant milestone highlights the rapid adoption of our technology, particularly when compared to other aesthetic treatments, and suggests growing patient awareness in the large, untapped, non-invasive fat reduction market.”

The quarterly and annual financial numbers included in this release are prior to the completion of review and audit procedures by ZELTIQ’s external auditors and are therefore subject to adjustment. ZELTIQ expects to provide full year 2013 financial results and full year 2014 guidance during its fourth quarter 2013 earnings call estimated to be near the end of February 2014.

ZELTIQ announced unaudited preliminary estimates in advance of the J.P. Morgan Healthcare Conference, where President and Chief Executive Officer, Mark Foley, will present at 3:00 p.m. PST / 6:00 p.m. EST on Wednesday, January 15, 2014. The presentation for this event and additional supplemental financial information is currently available online at ZELTIQ’s corporate website, www.zeltiq.com, under Investor Relations. A live webcast of the presentation will also be available on ZELTIQ’s corporate website. After the live webcast, the presentation will remain available on the website at least until ZELTIQ announces its definitive 2013 financial results.

About ZELTIQ®

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s expectations regarding its 2013 financial results, the further refinement of its programs in 2014 will continue to drive growth and contribute to bringing new patients into the channel, full year 2014 total revenue growth, the introduction of the CoolSmooth applicator early in the second quarter, the investments it has made will provide continued market penetration, and that it will generate cash by the middle of 2014, are forward-looking statements.

These statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect actual results, including, but are not limited to: the quarterly and annual numbers are prior to the completion of review and audit procedures by ZELTIQ’s external auditors and are therefore subject to adjustment; growth in the number of physicians electing to purchase CoolSculpting Systems may be less than ZELTIQ expects; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; ZELTIQ’s continued investments in growth initiatives will not be as effective as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed with the SEC on October 31, 2013. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

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